Exhibit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement No. 333-114096 of Kroll Inc. on Form S-3 of our report dated March 12, 2004 (May 28, 2004 as to Notes 2, 8, 10, 17, 22 and 26), which report expresses an unqualified opinion and includes explanatory paragraphs referring to i) Kroll Inc.'s change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," ii) the database restatement described in Note 25 and iii) the segment data revision described in
Note 2 appearing in the Current Report on Form 8-K of Kroll Inc. dated January 1, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/  Deloitte & Touche LLP

New York, New York
June 11, 2004